Exhibit 10.16

201 Elizabeth Street Sydney NSW 2000 Australia DX 107 Sydney Tel +61 2 9286 8000 Fax +61 2 9283 4144 www.dlaphillipsfox.com
12 January 2009

Deed of Mutual Release

Unilife Medical Solutions Limited
(ACN 008 071 403)
Jeff Carter

DLA Phillips Fox is a member of
DLA Piper Group, an alliance of
independent legal practices. It is a
separate and distinct legal entity.

DLA Phillips Fox offices are located
in Adelaide Auckland Brisbane
Canberra Melbourne Perth Sydney
and Wellington.

Table of Contents

Parties	1
Background	1
Operative provisions	1
1 Interpretation	1
Definitions	1
Construction	2

2 Payments	2
3 Board Position	3
4 Options	3
5 Release	3
6 Bar to proceedings	4
7 Confidential information and non-disclosure of document	4
8 Non disparagement	5
9 Warranty	5
10 Miscellaneous	5
Legal costs	5
Governing law and jurisdiction	5
Severability	6
Amendment	6
Waiver and exercise of rights	6
Further assurance	6
Counterparts	6
Entire deed	6

Execution and date	7

Deed of Mutual Release
Parties
Unilife Medical Solutions Limited ACN 008 071 403 of Level 5, 35 Clarence Street, Sydney, New South Wales 2000 (Company)
Jeff Carter of [residential address omitted] (Executive)
Background

A	The Executive has been employed by the Company as its Chief Financial Officer since on or about 23 February 2005 (Employment).

B	The Company has determined to terminate the Employment due to redundancy effective on 31 January 2009 (Termination).

C	The parties have agreed that the Termination occur on the terms set out in this Deed.
Operative provisions
1 Interpretation
Definitions
1.1	In this Deed:

Claims means ail claims, demands, suits, causes of action, damages, debts, costs, verdicts and judgments whatsoever whether at law or in equity or under any statute.

Confidential Information means all documents, submissions, data and material stored by electronic or other means on which is recorded information which is confidential, secret or unavailable to the general public in relation to any matter pertaining to the business, affairs or intellectual property rights of the Group, including all diaries, planning information, programming information, marketing information, statistics, financial accounts, documents, papers, information relating to subcontractors, board minutes, management records, client lists and minutes of meeting (and including copies of all of the above).

Group means the Company, each Related Company of the Company and any director, officer, employee or agent of the Company or of any Related Company of the Company.

Letter of Employment means the letter of employment from the Company to the Executive dated 15 February 2005 as varied by a document dated 21 December 2006 and titled “Variation of Employment Contract Dated 15 February 2005” between the Company and the Executive.

Option has the same meaning as ascribed to that term in the rules of the Plan.

Plan means the Unitract Limited Employee Share Option Plan.

Deed of Mutual Release
Related Company means a related body corporate as defined in section 50 of the Corporations Act 2001.
Share means a share in the capital of the Company.
Construction
1.2	Unless expressed to the contrary, in this Deed:
1.2.1	words importing the singular include the plural and vice versa;

1.2.2	headings are inserted for convenience only and do not affect the interpretation of this Deed;

1.2.3	where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning;

1.2.4	a reference to:
(a)	any person includes a reference to any individual, company, body corporate, association, partnership, joint venture, trust or government agency;

(b)	the word ‘include’ or ‘including’ is to be construed without limitation;

(c)	a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	a right includes a benefit, remedy, discretion, authority or power;

(e)	any thing (including any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them;

(f)	any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time;

(g)	dollars or $ means Australian dollars; and

(h)	this Deed means the agreement recorded in this document
2 Payments
2.1	The Company will, within seven days of the Termination and subject to the receipt of this Deed duly executed by the Executive, pay to the Executive, after making ail and any appropriate tax deductions:
2.1.1	the sum of $68,700.00 (gross) being a payment in lieu of notice;

2.1.2	the sum of $206,100.00 (gross) being a redundancy payment; and

Deed of Mutual Release
2.1.3	the sum of $29,206.75 (gross) being in respect of accrued annual leave.
3 Board Position
3.1	The parties agree that the Termination does not affect the Executive’s position as a director and secretary of the Company and the parties acknowledge that the Executive will continue to be a director and secretary of the Company following the Termination.
4 Options
4.1	The Company acknowledges for the benefit of the Executive that the plan committee that administers the Plan has determined that since the Executive will remain a director and secretary of the Company following the Termination, the Executive will continue to be an “Employee” for the purposes of the Plan and as such the Executive’s rights under the Plan will be unaffected by the Termination and none of the 2.5 million Options registered in the name of the Executive (or his nominee) will lapse as a result of the Termination or the execution of this Deed.
5 Release
5.1	Subject to the terms of this Deed, the Executive hereby releases and discharges each and all members of the Group from all Claims (with the exception of workers compensation Claims) which the Executive has or which but for this Deed could, would or might at any time hereafter have or have had against any member of the Group in respect of or arising out of, either directly or indirectly, the Employment or the Termination including any Claims in respect of:
5.1.1	annual leave entitlements;

5.1.2	long service leave entitlements;

5.1.3	notice of termination of the Employment or payment in lieu of notice;

5.1.4	redundancy or severance pay;

5.1.5	salary;

5.1.6	any entitlement under the Letter of Employment or an award, enterprise agreement or other registered or unregistered industrial agreement including in respect of wages, allowances, penalties, notice, redundancy payments, severance payments and loadings;

5.1.7	superannuation;

5.1.8	any securities of the Company, including Options under the Plan and Shares (except as outlined in clause 4.1 above);

5.1.9	director’s fees in relation to service as an executive director of the Group prior to the date of Termination;

Deed of Mutual Release
5.1.10	performance or incentive payments of any description, commissions, bonus payments or drawings;

5.1.11	any other remuneration or employment benefits;

5.1.12	loss of reputation, stress, humiliation or embarrassment; or

5.1.13	discrimination, harassment, sexual harassment, victimization or vilification.
5.2	To the extent permitted by law (including Part 2D.2 of the Corporations Act 2001 (Cth)) and subject to clauses 5.3 and 7 of this Deed, the Company hereby releases and discharges the Executive from ail Claims (with the exception of Claims relating to fraud or misconduct or a breach of the restraint of trade provisions in the Letter of Employment) which the Company has or which but for this Deed could, would or might at any time hereafter have or have had against the Executive in respect of or arising out of, either directly or indirectly, the Employment.
5.3	The release and discharge in clause 5.2 does not in any way extend to any Claims which the Group has or could, would or might at any time hereafter have against the Executive in respect of or arising out of, either directly or indirectly, his position and actions as a director or secretary of the Company or of any other company in the Group.
5.4	The release and discharge in clause 5.1 will not operate to limit any rights of indemnity which the Executive may have as a statutory officeholder of the Company or any other member of the Group under the Constitution of such company, the Corporations Act 2001 (Cth) or, to the extent permitted by law and the terms of the relevant insurance policy, any rights of indemnity under any insurance policy maintained by the Company or any other member of the Group in favor of its statutory officeholders.
6 Bar to proceedings
6.1	The parties agree that this Deed may be pleaded by the parties or any member of the Group as an absolute bar in any court of law, arbitral tribunal or otherwise in response to any proceedings or Claim whatsoever brought by or on behalf of either party arising out of or touching on or concerning the matters referred to or contained in this Deed.
7 Confidential information and non-disclosure of document
7.1	Without in anyway limiting the continuing obligations of the Executive arising from the Employment with respect to the Company’s confidential information or restraints on post employment activity, including as referred to in the provisions of the Letter of Employment titled ‘Business Dealings and Confidentiality’ and ‘Restraints of Trade’, the Executive hereby covenants with the Company that following Termination the Executive will not use any Confidential Information whatsoever or disclose any Confidential Information whatsoever to any person except as required by law.
7.2	The Executive further covenants that the Executive will take all action reasonably necessary to maintain the confidentiality of any such Confidential Information which is known to the Executive or of which the Executive becomes aware after the date hereof. This clause will not apply to any information that becomes generally available to the public (other than as a result of a breach of this clause by the Executive).

Deed of Mutual Release
7.3	Subject to clause 7.4, the parties agree that they will not disclose the terms of this Deed to any person other than their legal or financial advisers, or immediate family members on the condition that they are required to keep the terms of this Deed confidential, or as may be required by law.

7.4	The parties agree that the Company will be entitled to:
7.4.1	lodge an announcement setting out the terms of this Deed with the Australian Securities Exchange at any time and in such form as the Company determines; and

7.4.2	disclose the terms of this Deed in any documents of the Company that it is required to disclose the information in and the Company will be entitled to disclose the terms of this Deed in such documents in such form as the Company determines.
8 Non disparagement
8.1	The Executive will not disparage the Company or any member of the Group or make any statement or publication, whether oral or in writing which does, or is likely to, bring the Group or any of its members into disrepute or ridicule or otherwise adversely affect their reputations.
9 Warranty
9.1	The Executive warrants that:
9.1.1	the Executive has voluntarily entered into this Deed;

9.1.2	other than as set out in this Deed, the Company has not made any promises, representations or inducements to the Executive to enter into this Deed;

9.1.3	the Executive has had full opportunity to consult the Executive’s legal advisers concerning the nature, effect and extent of this Deed; and

9.1.4	the Executive is aware that the Company is relying on this warranty in executing this Deed.
10 Miscellaneous
Legal costs
10.1	The parties will bear their own costs, including legal costs, in connection with the preparation and execution of this Deed.
Governing law and jurisdiction
10.2	This Deed is governed by and is to be construed in accordance with the laws in force in New South Wales.

Deed of Mutual Release
10.3	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
Severability
10.4	Any provision of this Deed which is or becomes illegal, void or unenforceable is severable, and such provision will be ineffective to the extent only of such illegality, voidness or enforceability and will not invalidate the remaining provisions.
Amendment
10.5	This Deed may only be varied or replaced by a deed duly executed by both parties.
Waiver and exercise of rights
10.6	A single or partial exercise or waiver of a right relating to this Deed will not prevent any other exercise of that right or the exercise of any other right.
10.7	A party will not be liable for any loss, cost or expense of the other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.
Further assurance
10.8	Each party must promptly execute all deeds and do all things that the other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Deed and any transaction contemplated by it.
Counterparts
10.9	This Deed may consist of a number of counterparts and if so the counterparts taken together will constitute one and the same document.
Entire deed
10.10	This Deed embodies the entire understanding and agreement between the parties as to the subject matter of this Deed.
10.11	All previous negotiations, understandings, representations, warranties, memoranda or commitments in relation to, or in anyway affecting, the subject matter of this Deed are merged in and superseded by this Deed and are of no force or effect whatsoever and neither party will be liable to the other party in respect of those matters.

Deed of Mutual Release
10.12	No oral explanation or information provided by either party to the other:
10.12.1	affects the meaning or interpretation of this Deed; or

10.12.2	constitutes any collateral agreement, warranty or understanding between the parties.
Execution and date
Executed as a deed.
Date: 12 January 2009
Executed as a deed by Unilife Medical
Solutions Limited by:

/s/ Jim Bosnjak	/s/ Alan Shortall
Signature of director	Signature of director
Name of director: Jim Bosnjak	Name of director: Alan Shortall
Executed as a deed by Jeff Carter in the
presence of:

/s/ Robert Snoch	/s/ Jeff Carter
Signature of witness	Signature of Jeff Carter

Robert Snoch
Name of witness (print)